(As filed December 18, 1998)

                                                         File No. 70-9395

                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

               --------------------------------------------------------

                                      FORM U-1/A
                                   Amendment No. 1
                                          to
                              APPLICATION OR DECLARATION
                                      UNDER THE
                      PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
               --------------------------------------------------------

                            Interstate Energy Corporation
                               Alliant Industries, Inc.
                              222 West Washington Avenue
                               Madison, Wisconsin 53703

                            Whiting Petroleum Corporation
                              1700 Broadway, Suite 2300
                                Denver, Colorado 80290

                    (Names of companies filing this statement and
                      addresses of principal executive offices)

               --------------------------------------------------------

                            Interstate Energy Corporation
                   (Name of top registered holding company parent)

               --------------------------------------------------------

                                 Erroll B. Davis, Jr.
                                    President and
                               Chief Executive Officer
                            Interstate Energy Corporation
                              222 West Washington Avenue
                            Madison, Wisconsin 53703-0192

                       (Name and address of agent for service)

              The Commission is requested to send copies of all notices, orders and communications in connection with this
                             Application/Declaration to:

            Barbara J. Swan, General Counsel    William T. Baker, Jr., Esq.
            Steven R. Suleski, Senior Attorney  Thelen Reid & Priest LLP
            Interstate Energy Corporation       40 West 57th Street
            222 West Washington Avenue          New York, New York 10019
            Madison, Wisconsin 53703-0192

               The Application or Declaration in this proceeding is hereby amended by filing the following exhibits and financial statements listed in Item 6 -- Exhibits and Financial Statements.
                              ---------------------------------

               A.  -     EXHIBITS.
                         --------

                         F    Opinion of Counsel.

                         G-1  Financial Data Schedule Per Book -
                              Interstate.  (Incorporated by reference to
                              Exhibit 27 to the Quarterly Report on Form
                              10-Q of Interstate) (File No. 1-9894).

                         G-2  Financial Data Schedule Pro Forma Interstate.


               B.  -     FINANCIAL STATEMENTS.
                         --------------------

                         1.5 Pro Forma Capitalization of Interstate and consolidated subsidiaries after giving effect to the transactions contemplated herein.

                         1.6 Pro Forma Income Statement of Interstate and consolidated subsidiaries after giving effect to the transactions contemplated herein.

                                      SIGNATURE

               Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement amending the Application or Declaration filed herein to be signed on their behalf by the undersigned thereunto duly authorized.


                                        INTERSTATE ENERGY CORPORATION

                                   By:  /s/Erroll B. Davis, Jr.
                                        -----------------------------------
                                        Name:   Erroll B. Davis, Jr.
                                        Title:  President and Chief
                                                  Executive Officer


                                        ALLIANT INDUSTRIES, INC.

                                   By:  /s/James E. Hoffman
                                        -----------------------------------
                                        Name:   James E. Hoffman
                                        Title:  President


                                        WHITING PETROLEUM CORPORATION

                                   By:  /s/John R. Hazlett
                                        -----------------------------------
                                        Name:   John R. Hazlett
                                        Title:   Vice President


          Date:  December 18, 1998

                                EXHIBIT INDEX


               Exhibit               Descrption
               -------               ----------

                  F           Opinion of Counsel.

                  G-1         Financial Data Schedule Per Book -
                              Interstate.  (Incorporated by reference to
                              Exhibit 27 to the Quarterly Report on Form
                              10-Q of Interstate) (File No. 1-9894).

                  G-2         Financial Data Schedule Pro Forma Interstate.


                              FINANCIAL STATEMENTS.
                              --------------------

                  1.5 Pro Forma Capitalization of Interstate and consolidated subsidiaries after giving effect to the transactions contemplated herein.

                  1.6 Pro Forma Income Statement of Interstate and consolidated subsidiaries after giving effect to the transactions contemplated herein.